UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: April 17, 2002
                        (Date of earliest event reported)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

        New York                     1-2360                           13-0871985
(State of Incorporation)      (Commission File Number)      (IRS employer Identification No.)

           ARMONK, NEW YORK                                             10504
(Address of principal executive offices)                              (Zip Code)

                                  914-499-1900
                         (Registrant's telephone number)

Item 5. Other Events

      The registrant's press release dated April 17, 2002, regarding its financial results for the period ended March 31, 2002, including unaudited consolidated financial statements for the period ended March 31, 2002, is Attachment I of this Form 8-K.

      Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's first quarter earnings presentation to securities analysts on Wednesday, April 17, 2002.

      IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 17, 2002


                             By: /s/ Mark Loughridge
                         ------------------------------
                                (Mark Loughridge)
                          Vice President and Controller

                                                                    ATTACHMENT I

================================================================================

IBM IQ 2002
EARNINGS PRESENTATION

APRIL 2002

                    IBM ANNOUNCES FIRST-QUARTER 2002 RESULTS

      ARMONK, N.Y., April 17, 2002 . . . IBM today announced first-quarter 2002 diluted earnings per common share of $.68, a 31 percent decrease compared with diluted earnings per common share of $.98 in the first quarter of 2001. First-quarter 2002 net income was $1.19 billion, a 32 percent decrease from $1.75 billion in the year-earlier period. IBM's first-quarter 2002 revenues totaled $18.6 billion, a decrease of 12 percent (9 percent at constant currency) compared with the first quarter of 2001.

      Samuel J. Palmisano, IBM president and chief executive officer, said: "Our first-quarter results, while disappointing, were largely the result of the continued weak global business environment. As we indicated in our announcement last week, customers in every part of the world deferred technology purchases in the first quarter, and these widespread deferrals hurt us across every one of our major business segments.

      "However, even within this tough climate, we generated $1.7 billion in pre-tax income, we had very strong services signings of more than $15 billion, and we believe we gained or held share in high-priority segments of services, software, servers and advanced storage products. We're pleased that, despite the difficult business conditions, IBM continued to outpace the competition, and we're committed to maintaining our leadership.

      "While no one can predict the timing of a recovery, we remain optimistic that business conditions will improve later this year," Mr. Palmisano said. "Our customers are telling us that information technology remains critical to the success of their businesses -- and that they will continue to embrace IBM's e-business strategies, our products and our services. We remain confident about the fundamental strength of our business and about our prospects for the future."

     In the Americas, first-quarter revenues were $8.1 billion, a decrease of 9 percent (8 percent at constant currency) from the 2001 period. Revenues from Europe/Middle East/Africa were $5.1 billion, down 8 percent (4 percent at constant currency). Asia-Pacific revenues declined 9 percent (3 percent at constant currency) to $3.9 billion. OEM revenues decreased 37 percent (37 percent at constant currency) to $1.3 billion compared with the first quarter of 2001.

      Revenues from Global Services, including maintenance, declined 3 percent (up 1 percent at constant currency) in the first quarter to $8.2 billion. Global Services revenues, excluding maintenance, declined 3 percent (up 1 percent at constant currency). IBM signed more than $15 billion in services contracts, up 50 percent year over year and a record for a first quarter. The gross profit margin in services improved by half a point to 26.0 percent year over year.

      Hardware revenues decreased 25 percent (23 percent at constant currency) to $6.4 billion compared with the first quarter of 2001. Revenues from IBM's zSeries mainframes declined as a result of deferred purchase decisions and a difficult year-over-year comparison. Revenues from IBM's pSeries, iSeries and storage products also declined as a result of price pressures, product transitions and deferred purchases. However, IBM believes that the company gained or held share in these product platforms. Personal computer revenues fell in the first quarter, reflecting continued weak industry demand. Technology revenues, which include hard disk drives and microelectronics, decreased substantially from the prior year's quarter, reflecting ongoing weakness in both product areas.

      Software revenues decreased 1 percent (up 3 percent at constant currency) to $2.9 billion. Middleware products -- which comprise 80 percent of IBM's software revenues -- grew 6 percent at constant currency. IBM's leading e-business middleware product, WebSphere, grew 53 percent year over year, for the 12th consecutive quarter of double-digit growth. DB2, IBM's leading database management software, grew 12 percent, and Tivoli revenues rebounded. Operating system revenues declined. The overall software gross profit margin improved by nearly one point year over year to 81.1 percent.

      Global Financing revenues decreased 6 percent (3 percent at constant currency) in the first quarter to $783 million. Revenues from the Enterprise Investments/Other area, which includes industry-specific IT solutions, declined 14 percent (10 percent at constant currency) to $237 million compared with the first quarter of 2001.

      The company's total gross profit margin declined to 34.7 percent in the first quarter of 2002 from 36.1 percent in the year-ago quarter. A nearly nine-point reduction in the hardware margin offset improvements in all other revenue segments.

      In the first quarter, total expense and other income improved 7 percent to $4.7 billion. Selling, general and administrative expenses declined 2 percent and research and development expenses decreased 6 percent, both reflecting a continued reduction in discretionary spending. SG&A results also include the absorption of higher expenses for workforce-balancing initiatives and provision for bad debt expense, and the elimination of the amortization of goodwill. In addition, the company benefited from a favorable year-to-year impact of writedowns of equity investments, the sale of personal computer desktop manufacturing operations to Sanmina-SCI, higher intellectual property income and lower interest expense.

      IBM's tax rate in the first quarter was 29.5 percent compared with 29.7 percent in the first quarter of 2001.

      IBM spent approximately $1.8 billion on share repurchases in the first quarter. The average number of basic common shares outstanding in the quarter was 1.72 billion compared with 1.74 billion shares in the same period of 2001. There were 1.71 billion basic common shares outstanding at March 31, 2002.

      The company's debt in support of operations, excluding global financing, decreased $1.1 billion from year-end 2001 to $531 million, resulting in a debt-to-capitalization ratio of 3 percent at the end of the first-quarter 2002. Global financing debt declined $1.2 billion from year-end 2001 to a total of $24.4 billion, resulting in a debt-to-equity ratio of 6.6 to 1.

Forward-Looking and Cautionary Statements

      Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS
            (Unaudited; Dollars in millions except per share amounts)

                                       Three months ended March 31
                                                                  Percent
                                   2002            2001           Change
                                 --------        --------         ------
REVENUE

 Global Services                 $  8,229        $  8,471           -2.9%
  Gross profit margin                26.0%           25.5%

 Hardware                           6,405           8,547          -25.1%
  Gross profit margin                21.5%           30.2%

 Software                           2,897           2,918           -0.7%
  Gross profit margin                81.1%           80.2%

 Global Financing                     783             832           -5.9%
  Gross profit margin                56.6%           47.3%

 Enterprise Investments/
 Other                                237             276          -14.3%
  Gross profit margin                56.2%           49.5%

TOTAL REVENUE                      18,551          21,044          -11.8%

GROSS PROFIT                        6,436           7,608          -15.4%
  Gross profit margin                34.7%           36.1%

EXPENSE AND OTHER INCOME

 S,G&A                              4,053           4,119           -1.6%
  Expense to revenue                 21.8%           19.6%

 R,D&E                              1,200           1,281           -6.3%
  Expense to revenue                  6.5%            6.1%

 Intellectual property
  and custom development
  income                             (333)           (277)          20.0%
 Other (income) and expense          (205)            (76)         170.8%
 Interest expense                      30              72          -57.9%

TOTAL EXPENSE AND
OTHER INCOME                        4,745           5,119           -7.3%
  Expense to revenue                 25.6%           24.3%

INCOME BEFORE
INCOME TAXES                        1,691           2,489          -32.1%
  Pre-tax margin                      9.1%           11.8%

Provision for
income taxes                          499             739          -32.5%
  Effective tax rate                 29.5%           29.7%

NET INCOME                       $  1,192        $  1,750          -31.9%
  Net margin                          6.4%            8.3%

Preferred stock
dividends                               0               5

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS                     $  1,192        $  1,745         -31.7%
                                                 ========        =======
EARNINGS PER SHARE
OF COMMON STOCK
  - ASSUMING DILUTION            $   0.68        $   0.98         -30.6%
                                                 ========        =======
EARNINGS PER SHARE
OF COMMON STOCK
  - BASIC                        $   0.69        $   1.00         -31.0%
                                                 ========        =======
AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                         1,753.0         1,781.2
  BASIC                           1,718.4         1,740.9

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)

                                                   At            At
(Dollars in millions)                       March 31,  December 31,     Percent
                                                 2002          2001      Change
                                            ---------  ------------     -------
ASSETS

 Cash, cash equivalents,
 and marketable securities                    $ 3,967       $ 6,393      -37.9%

 Receivables - net, inventories,
 prepaid expenses                              33,418        36,068       -7.3%

 Plant, rental machines,
 and other property - net                      16,629        16,504        0.8%

 Investments and other assets                  29,042        29,348       -1.0%
                                              -------       -------

TOTAL ASSETS                                  $83,056       $88,313       -6.0%
                                              =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                              $ 8,243       $11,188      -26.3%
 Long-term debt                                16,665        15,963        4.4%
                                              -------       -------
 Total debt                                    24,908        27,151       -8.3%

 Accounts payable, taxes,
 and accruals                                  21,841        23,931       -8.7%

 Other liabilities                             13,256        13,617       -2.6%
                                              -------       -------
TOTAL LIABILITIES                              60,005        64,699       -7.3%

STOCKHOLDERS' EQUITY                           23,051        23,614       -2.4%
                                              -------       -------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                          $83,056       $88,313       -6.0%
                                              =======       =======

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                            FIRST QUARTER 2002
                         ------------------------------------------------------
                                                            Pre-tax     Pre-tax
(Dollars in millions)    -------------Revenue-----------     Income      Income
                         External    Internal      Total     (Loss)      Margin
                         --------    --------    -------     ------      ------
SEGMENTS
Global Services          $ 8,229    $   640      $ 8,869    $ 1,073        12.1%
          % change          -2.9%       8.7%        -2.1%       0.5%
Enterprise Systems         2,484        166        2,650        177         6.7%
          % change         -20.8%      -0.6%       -19.8%     -54.7%
Personal and Printing
Systems                    2,511         13        2,524         65         2.6%
          % change         -20.9%     -27.8%       -21.0%     212.1%
Technology                 1,468        350        1,818       (276)      -15.2%
          % change         -36.6%     -36.2%       -36.6%    -310.7%
Software                   2,897        227        3,124        560        17.9%
          % change          -0.7%       6.1%        -0.3%      -4.4%
Global Financing             768        186          954        222        23.3%
          % change          -7.9%     -17.7%       -10.0%     -18.7%
Enterprise Investments       231          1          232        (53)      -22.8%
          % change          -8.7%       0.0%        -8.7%      62.1%

TOTAL SEGMENTS            18,588      1,583       20,171      1,768         8.8%
          % change         -11.9%     -10.3%       -11.8%     -21.5%

Eliminations / Other         (37)    (1,583)      (1,620)       (77)

TOTAL IBM                $18,551    $     0      $18,551    $ 1,691         9.1%
          % change         -11.8%                  -11.8%     -32.1%

                                             FIRST QUARTER 2001
                         -------------------------------------------------------
                                                             Pre-tax     Pre-tax
(Dollars in millions)    ----------- Revenue ------------     Income      Income
                          External   Internal       Total     (Loss)      Margin
                          --------   --------     -------    -------     -------
SEGMENTS
Global Services            $ 8,471    $   589     $ 9,060     $1,068       11.8%
Enterprise Systems           3,136        167       3,303        391       11.8%
Personal and Printing
Systems                      3,176         18       3,194        (58)      -1.8%
Technology                   2,317        549       2,866        131        4.6%
Software                     2,918        214       3,132        586       18.7%
Global Financing               834        226       1,060        273       25.8%
Enterprise Investments         253          1         254       (140)     -55.1%

TOTAL SEGMENTS              21,105      1,764      22,869      2,251        9.8%

Eliminations / Other           (61)    (1,764)     (1,825)       238

TOTAL IBM                  $21,044    $     0     $21,044     $2,489       11.8%

                                                                   ATTACHMENT II

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us. Let me quickly give you a few pieces of information.

      At this time, the opening page of the presentation should have automatically loaded -- and you should be on Chart 1 -- the title page.

      After the last chart in the presentation -- we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to the index at any time by clicking on the index link located on the navigation bar on the left side of your screen.

      For printing slides, there are two alternatives:

            As in the previous quarter, there is a link on the index page so you can download the entire set of charts for printing.

            Or, there is a link on the navigation bar so you can download the charts at any time.

      In about 45 minutes, you will also be able to link to the prepared remarks off that same navigation bar.

      And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the Next button and move to chart 2.

      Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

      Those statements involve a number of factors that could cause actual results to differ materially.

      Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the Next button for chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks, Hervey. Good afternoon.

Before I get into the details on our 1st-quarter results, I'd like to briefly mention two other items.

First -- as I'm sure you've seen by now -- we announced plans for a strategic relationship with Hitachi to accelerate the delivery of advanced storage products and technologies.

      At this point, we have a preliminary agreement with Hitachi to create a new, standalone company that will integrate various hard disk drive operations -- from research and development through sales and marketing.

      And more than just focusing on HDDs, an additional initiative addresses our working together on a common architecture for future storage subsystems to improve interoperability and lower customer costs.

      I'll touch on this again later.

I'd also like to take a moment to comment on the various reports we've seen recently involving our accounting and disclosure practices.

      We have been astounded over the kinds of things we've read about IBM in the last few months. We certainly have no interest in rehashing any of it. So let me just say once again that we're proud of our accounting and disclosure practices. We hope this issue is behind us, and we'd like to move on.

Now let's turn to the 1st-quarter results.

In this tough environment for IT spending, there are two major points I will make:

      o As I said in our press release last week, we saw a continued slowdown in customer buying decisions. They chose to reduce or defer capital spending decisions until they see a sustained improvement in their own businesses. The resulting effect on us was an across-the-board weakness in revenues, despite gaining or holding share in key areas.

      o And second, while no one can predict the timing of an IT recovery -- discussions with our large customer base give us confidence that IT remains key to their future business strategies -- and that IBM will have an increasing role in those plans.

While uncertainties remain, here's what we do know.

      o Our annuity-like stream of revenue and profit gives us a higher safety net for our results than our competitors.

      o Our product leadership has become increasingly more evident, so whatever business opportunity is out there, we are going to get more than our historical share.

      o And our business model is already positioned to address our customers' changing requirements, and to address the most profitable growth segments of the industry. While we must continue to make adjustments to our portfolio of businesses, we are not faced with the fundamental changes our competitors must make.

We remain very confident in the IT sector in general, and in IBM's prospects.

I will make a few comments on our outlook later in the presentation, but let's first assess our 1st-quarter results, starting with Revenue -- chart 4.

We're going to take three different views of Revenue, starting with a geographic perspective.

Over 90% of our revenue comes from sales to end-user customers, which we break into three geographic areas.

      On a year-to-year basis, at constant currency, they were down 6%, about the same as in the 4th quarter. And there wasn't much change by major geography.

            o     The Americas declined 8%.

            o     Europe declined 4%.

            o     And Asia Pacific declined 3%.

Finally, our OEM business declined 37%, also about the same as in the 4th quarter.

Now, if you'll click on the Next button for chart 5, I'll touch on Revenue by major line item.

Again, these are in constant currency for comparison purposes, and I'll be brief since we'll cover these businesses more thoroughly in a few minutes.

Let me start with Global Services.

      Revenue was up 1% , just as it was in the 4th quarter, so with another quarter of strong signings growth, this business has stabilized.

      Our annuity-like Outsourcing and Maintenance businesses continued to do well, but we continued to feel the economic pressure in Consulting and Systems Integration along with our competitors.

Hardware revenue in the 1st quarter declined 23%, two points more than in the 4th quarter. By segment:

      o     Technology was down 37%
      o     Enterprise -- servers plus storage -- was down 19%, and
      o     Personal and Printing Systems was also down 19%.

Software grew 3%, with middleware growing 6%.

Global Financing revenue declined 3 %, about the same as in the 4th quarter.

      Income-generating assets were down from last year, and financing originations were $8 billion in the quarter.

Now let's take a third view of Revenue -- chart 6.

A point that we've been emphasizing about our business model is the value of our annuity-like revenue.

      Not only does it fund our growth, but in tough economic times like these it provides a safety net that is higher than most of our piecepart competitors.

As we enter the year, we know that about a third of our revenues for that year are already under contract.

      Key contributors are:

            o     most of our Outsourcing revenue
            o     our maintenance revenue
            o     our host-based software
            o     our global financing
            o     and then smaller portions of other businesses.

      For the shorter period of a quarter, that proportion is closer to 50%.

So the left chart depicts the relationship for the 1st quarter.

      The annuity-based revenue came in as expected, but the darkened portion of the transaction-based revenue represents the shortfall.

The chart on the right shows the cumulative orders for a representative transaction-based product.

      It shows the historical pattern of how total orders build by week, accelerating at the end of a quarter. Different products and offerings have different patterns.

      Once again, the darkened portion shows the shortfall as it occurred very late in the quarter. We did have a strong finish in the final week, but not enough to close the gap.

As we and many of our competitors have stated, many of our customers chose to reduce or defer capital spending decisions until they see a sustained improvement in their businesses.

      So, we have an enviable annuity-like base.

      Our pipeline of opportunity remains strong.

      But it is critical that we have a strong finish at the end of the quarter, as the chart indicates.

      I'll talk more about that later.

Now let's review gross profit margin -- chart 7.

Total gross profit margin for the 1st quarter was 34.7%, down 1.4 points from last year.

      As in the 4th quarter, gross profit margin improved year-to-year in each revenue segment except Hardware which declined by nearly 9 points.

            Most significant was the continued weakness in demand for our OEM products.

                  o Gross profit margin for our microelectronics division was down 35 points year-to-year, reflecting the fixed/variable nature of this business,
                  o     and for HDDs, they were down 16 points.

            However for end-user hardware, gross profit margins for most individual products were pretty stable as we offset price reductions with cost reductions. But within product lines, there was a mix towards the lower end.

      Global Services gross profit margin improved half a point.

      Software gross profit margin improved nearly a point.

      And our Global Financing gross profit margin improved more than 9 points, reflecting a downward trend in interest rates.

Now let's turn to Expense -- chart 8.

This chart reflects our enhanced breakout of data introduced with our annual report. Very briefly:

      o We've added a line for "Intellectual Property and Custom Development Income."

                  These were formerly recorded as reductions to SG&A and to RD&E.

      o And second, we've reclassified a number of other transactions that were previously part of SG&A, adding them to the "Other Income" line.

                  This new "Other Income and Expense" line is now made up principally of:

                        *     Interest income, and
                        *     Gains or losses from:

                                  -     Equity-method investments
                                  -     Marketable securities
                                  -     Currency exchange, and
                                  -     real estate sales.

So total Expense and Other Income, which is all part of managing the breadth of our business, was $4.7 billion in the first quarter, down 7% from the 1st quarter of 2001.

SG&A decreased 2%. There are a few key dynamics.

      As in recent quarters, we continued to cut discretionary spending.

      But also, we continued to make progress on improving productivity, one of the objectives for 2002 we highlighted in our annual report.

            In the 1st quarter, we cut about a quarter of a billion dollars out of infrastructure, redirecting much of these savings to direct investments where we can leverage our leadership, like development and sales for Software, Services, Servers and Storage.

      On the other hand, we also continued to increase Receivable provisions, reflective of the weak economy, and to increase workforce rebalancing, reflective of the changing requirements for skills and of ongoing efforts to improve our productivity.

R&D decreased 6%, driven by focus on discretionary expense and by savings from the integration of Lotus and Tivoli into our Software business.

IP and Custom Development income was $333 million. The total was up $56 million from a year ago.

      This income comes from dozens of deals, as happens every quarter. This quarter, the largest was the Sony/Toshiba agreement which combined was about $60 million.

      I'm going to show you some more detail in a moment.

Next, Other Income and Expense, which at $205 million was about flat with the 4th quarter but up 129 million from last year's 1st quarter.

      Year-to-year, the key difference is a significant reduction in equity investment write-downs, as I had mentioned back in January, as well as the transaction with Sanmina SCI for our desktop manufacturing.

Finally, Interest Expense, associated with our small amount of core debt, was $30 million, down $42 million due to a reduced level of debt and lower interest rates.

Now let me make a general point again about expense.

In the "Road Map" section of the annual report, we noted that there were events and trends that can help or hurt earnings. This quarter was no exception, and I've noted some of them.

      Year-to-year, on the hurt side were:

            o     Bad debt expense, up about $60 million, and

            o     Continued workforce rebalancing costs, up about $110 million

      We also had:

            o     Lower pension income, about a $75 million hit, and

            o     Lower interest income, down about $20 million

         But we got some help:

            o     Elimination of goodwill amortization, about $75 million

            o     Less impact from equity transactions, about $90 million

            o     Income from intellectual property, up $56 million

            o And about $90 million from the sale of the U.S. and European desktop PC manufacturing to Sanmina SCI.

      There are many other factors on a smaller scale. But when you add the plusses and minuses up, there was little net effect this quarter.

      You must look at the combined effect. It may help or hurt in any given quarter, but we feel that it's our job to deal with these events within the context of our business model over time.

Now let me go back to Intellectual Property -- chart 9.

Let me be very direct. It is absurd to characterize our Intellectual Property and Custom Development Income as "non-operational," as has been done in a number of reports and articles. The simple fact is that generating intellectual property and deriving value from it is absolutely fundamental to IBM.

We invest a lot of money in R&D, about $5 and a half billion, which is a great deal more that our competitors.

We have a portfolio of 37,000 patents, worldwide, and we've been adding to that portfolio by generating more patents than any other company for nine consecutive years.

When Lou Gerstner joined IBM, one of his mandates was to dramatically shorten the time from research to final product, and today you see that in the form of industry-leading technology and products.

But not all R&D results in a mainstream IBM product. However, we can monetize this IP in different ways, for the benefit of our shareholders.

      o Sometimes IP results in a product or offering that is not consistent with our strategic direction and is not growing as fast as it would in another company's hands. As a result, we can get a good price for the IP, even though very few assets or people are part of the deal.

      o More typically we have a portfolio of IP that we're looking to either license or sell, depending on what the market will bear.

We have a separate organization that is responsible for identifying the opportunities and optimizing the returns over time. And we set targets each quarter for IP income, just as we do for the product sales in the rest of the business.

Ten years ago, investors used to question the value they got from our R&D investments. The bar chart shows that, since 1994, we have done a better job of getting the full value, not just in products and services.

Deriving value from our Intellectual Property is an integral part of our ongoing business, and a competitive and financial advantage.

Now let's move to Cash Flow -- chart 10.

We managed our cash flow well in a tough environment.

      Our cash flow is typically negative in the first quarter -- in large part to the payment of variable compensation to employees. This year, our cash flow in the first quarter was a negative $1 billion -- but an improvement of $600 million over the first quarter of both 2001 and 2000.

      While our Net Income was down $558 million, Working Capital improved by a billion dollars.

This strong performance enabled us to continue our investments:

      We put $1.3 billion in capital expenditures .

      We used $1.8 billion to buy back about 17 million shares, leaving us with $2.8 billion remaining in our last Board authorization at the end of the quarter.

      Notice that our Global Financing Assets, other than fixed assets, generated an additional half billion dollars in cash over last year's first quarter.

Strong cash flow leads to a strong balance sheet.

Let's look at that next -- chart 11.

And the balance sheet remains very healthy.

Cash on the balance sheet stands at $4 billion, just above a year ago.

Total debt decreased $3.9 billion from a year ago.

      Global Financing debt was reduced by $2.7 billion, in line with a reduction in Global Financing assets.

      98% of IBM's debt was in support of Global Financing and was leveraged at a comfortable 6.6 to 1.

      Core debt was reduced by an additional $1.2 billion year-to-year to $531 million and stands at a conservative 3% debt-to-capital.

Asset, debt and leverage levels continued to receive high focus, and it shows in our results.

There continue to be articles suggesting that IBM has leveraged its balance sheet in order to buy back stock.

      The simple fact is that a financing business is based on leveraging debt.

      We do that conservatively, and our debt is directly tied to our financing assets. It grows or shrinks as those assets do.

      Excluding Global Financing, IBM has virtually no debt.

Now let me turn to a discussion of some of our individual businesses, starting with Global Services -- chart 12 .

Global Services, at $8.2 billion, was up 1% at constant currency.

In revenue, Services was up 1% and Maintenance was up 3%, similar to the 4th quarter.

We had a record 1st-quarter signings with over $15 billion, up 50%. There were:

      o     10 deals over a $100 million,
      o     of which two were over a billion dollars,
      o     and our pipeline for new deals remains strong.

Despite the ongoing economic downturn, we continued to exercise financial discipline, demonstrated by year-to-year profit margin improvements for the quarter.

Now let me review the three major services segments:

Strategic Outsourcing, which is 40% of Global Services, grew 6% at constant currency.

      Demand remained strong. The value proposition of strategic outsourcing is attractive to customers in both good and bad economies as customers focus on cost reductions. We achieved a high success rate in converting our opportunity pipeline into signings.

      Our hosting revenue grew 17%. This includes e-Sourcing, a form of hosting on demand.

Integrated Technology Services, including product support services and maintenance is a third of Global Services and grew 3% at constant currency.

      Management Services, such as business recovery, technical support and Infrastructure & Systems Management, continued to grow.

      But revenue growth has been moderating for hardware deployment and supporting services, as you would expect with the continued slowdown in PCs, telecommunications, and networking equipment providers.

Finally, Business Innovation Services, which includes consulting and systems integration, is slightly less than a quarter of Global Services revenue.

As we stated in last quarter's earnings announcement, this segment of services, which has short-term contracts, has been most impacted by the economy.

      B-I-S revenue declined 7% year-to-year, about the same as the 4th quarter, and again the rate of decline was most predominant in the Americas.

      Yet we did continue to see year-to-year growth in key e-business areas as customers invested where they could optimize cost savings.

            e-Business integration revenue again had strong growth, and ERP was up moderately.

Let me briefly address the relationship between signings and revenue growth.

      While we now have had two consecutive quarters of strong signings growth, Services revenue was up only 1%.

      The graph at the bottom of this chart shows that revenue growth follows signings growth, but the effect is not immediate.

      It takes sustained movement in signings for two or three quarters to effect a change in revenue growth.

      Additionally, the rate of growth is dependent upon several factors including:

            o     the mix of long-term versus short-term signings,
            o     and any restructuring of existing customer engagements.

      With our strong signings over the last two quarters, combined with the opportunity in our healthy pipeline, Services revenue could grow double digits by the end of the year.

Based on our signings, we feel optimistic about IBM Global Services.

Now, Click on the Next button for Chart 13, and I'll discuss eServers and Storage.

IBM eServer revenue was down 19%, but we expect we held share when the rest of the sector data is available.

In the server and storage sectors during the 1st quarter we saw:

      o     a longer customer decision process, and

      o aggressive pricing by competitors, although, as I said earlier, we matched our price reductions with cost reductions.

And customers also continued to look for the least expensive solutions to their short-term needs as well as a quick return on their IT investment.

      On the high end, our mainframe customers pushed processor utilization rates higher and deferred adding capacity.

            Utilization on mainframes is significantly higher than just six months ago.

            But capacity requirements are directly related to our customers' business volumes, and we anticipate that, as the rate and pace of the economy continues to improve, the business volumes will drive up capacity needs.

      At the other end of the server line, we are seeing Linux on Intel moving in on the low end of the UNIX space due to:

            o     the strong price-performance of commodity processors, and

            o     the flexibility of an open-source operating system.

            Our xSeries is doing better because we add performance and reliability advantages.

Our 1st-quarter results reflect this environment.

      Mainframe MIPS declined 4% year-to-year and revenue declined 20% at constant currency, however, Linux on mainframe grew at over 100%.

      Our pSeries UNIX servers were down 24% year-to-year, probably in line with the industry. And our new p670 midrange Regatta plus our lean channel inventory should contribute to our 2nd-quarter performance.

      iSeries was down 35% as customers deferred buying decisions pending the introduction of the Power4 architecture. We will also be announcing new virtualization capabilities for Linux on iSeries at the end of this month.

      xSeries revenue declined 3% year-to-year, driven by the steep price erosion we have seen over the past year.

                  The eServer x440, which we announced last month, will bring a new measure of performance by enabling our customers to scale to 16 processors.

In storage, we continued to see customers focus on network enabled products, as revenue from our emerging SAN fabric and NAS products more than doubled year-to-year.

      Total disk storage was down 12%, but continued to gain share.

      Tape storage was down 18% and held share.

      Similar to Servers, there was increasing price pressure and a longer customer decision process, resulting in some deferrals at the end of the quarter.

      Despite this, product margins were down only slightly for all key disk and tape products, and remain strong.

Now click on the Next button for Personal and Printing Systems -- chart 14.

Our segment reporting showed Personal and Printing Systems business had a profit of $65 million in the 1st quarter, but this includes the gain from the Sanmina-SCI transaction, offset by some resource rebalancing.

      So the tough marketplace conditions we saw through 2001 continued into the 1st quarter. Revenue was down 19%, which we believe was in-line with the industry segments in which we compete.

      We continue to execute on the strategies for our PCs we have discussed in the past.

            o     Our inventory was down nearly 40% year-to-year, and,

            o Channel inventory was also reduced by over $250 million from a year ago.

            o And expenses were down more than 20% year-to-year, although the percentage of business through our direct channel did not meet our expectation.

      We also continued to bring innovative new function to our desktop PCs and ThinkPads, like the latest wireless and security offerings.

Now if you'll move to chart 15, we'll cover Technology.

The Technology segment lost $276 million dollars this quarter, about $75 million more than the preliminary estimate in our press release last week. This loss equates to 11 cents of earnings per share in the quarter and was more than half of our year-to-year decline.

Revenue from our Microelectronics Division was down 42% year-to-year at constant currency.

Our customers' inventory of IBM components also stabilized at the same level as last quarter, and seems to be about right for the inventory turnover going forward.

Our Microelectronics Division is positioned for the shift from standalone processors to the integration of multiple functions on a single chip, and that is a shift to our strength.

      o Dataquest has reported that IBM is the industry leader in custom ASIC chips for three years in a row.

      o Our PowerPC has been combined with other features to make chips for everything from television set-top-boxes to game systems to network routers.

Revenue from OEM hard disk drives was down 29% year-to-year, reflecting the continued pricing and demand pressures in the components market.

      All three of the new drives I told you about last quarter have ramped up strongly and are shipping in volume. These new products accounted for over 70% of the 1st-quarter HDD revenue.

      Also, as I stated in my opening remarks, we are working with Hitachi on a preliminary agreement involving our HDD business. As part of this, we will need to assess our capacity requirements.

Now click on the Next button for Software - - chart 16.

Our software business, at $ 2.9 billion, grew 3% at constant currency

      Operating system revenue declined 7%, driven by lower volumes in pSeries and iSeries.

      Middleware revenue, which represents 80% of total software, grew 6%.

            About two thirds of our middleware revenue flows from host systems, which is annuity-like and based on monthly license charges. In the quarter, this grew 3%, driven principally by DB2 and WebSphere.

            Middleware revenue on UNIX and NT platforms grew 13%. The key factor was the addition of Informix to our data base revenue streams.

While delayed customer decisions in the last few weeks of the quarter was also a factor in software, particularly on UNIX and NT platforms, we do expect to gain share against key competitors.

Websphere, our leading infrastructure middleware for e-business, delivered another strong quarter with 53% growth.

      This is WebSphere's 12th consecutive quarter of double-digit growth. Meanwhile, the average street expectation for our leading competitor is a revenue decline of over 13%.

      The Giga Information Group reported that WebSphere more than doubled its market-share from 1999 to 2001, while BEA lost share. Giga now views WebSphere in a deadlock with BEA for the industry lead.

      In January, we closed the acquisition of CrossWorlds. This key integration software is now part of the WebSphere portfolio.

      We continue to introduce key e-business standards into WebSphere. Last week we announced a new Web Services Standard for security with Microsoft and Verisign.

DB2, our leading database management software, grew 12%, in sharp contrast to our leading competitor which the Street expects to decline 15%.

      Our database tools business grew 17%.

      Our total data management software business, with the addition of Informix, grew 28%.

Tivoli's turnaround continued with a 7% year-to-year growth, fueled by strong demand for its security and systems management products.

      Just last week, we re-launched Tivoli's entire product line, focusing on Business Impact Management.

      In security software, Tivoli is #1 in share in EMEA and Asia Pacific and #2 worldwide, according to IDC.

Lotus' revenue declined slightly.

      Lotus Notes still maintained the number-one position in this more mature segment.

      Lotus' advanced collaboration software, including Sametime and Quickplace, grew 7%.

And finally, we continued to expand our Strategic ISV Alliances which are aimed at helping customers roll out new applications and expand IBM's share.

      We announced eight new alliances this quarter, with an emphasis on leading solutions in Customer Relationship Management and Product Life Management.

      We now have a total of 82 alliances announced to date.

Our software business is representative of our overall business strategy:

      o A strong annuity base that gives us financial stability and competitive advantage.
      o     A strategy based on solutions which leverages the breadth of IBM.
      o     And a clear objective to gain share in key business segments.

Now please move to chart 17.

At this point, I'd like to take a few minutes to briefly respond to three concerns some of you have been brought up recently:

      o     the drivers of our EPS growth in recent years,
      o     the actions we've taken to improve our growth, and
      o     our net profits compared with several of our key competitors.

If you look back five or six years, when IBM's e-business transformation was just beginning, it's true that a portion of our earnings growth came from such areas as share repurchases and improvements in our tax rate.

      We don't view this as "non-operational." We consider this to be good management.

      IBM's tax rate used to be over 40%, substantially out of line with the rest of our industry.

      And many of our long-term shareholders have applauded our stock buyback program, recognizing that we have not spent the money chasing dot-com dreams like so many other companies.

It's also true that our overfunded pension plan has contributed to our reported results, following generally accepted accounting principles.

      In this environment, this is good news for our employees and retirees.

      We are also mindful that we must manage a total compensation package for employees, offering them the right mix of salary, incentives and benefits to attract and retain the best people. The pension plan isn't the only factor.

In recent years, the net effect of factors such as taxes, share buybacks, pension gains and currency have become a smaller and smaller part of our earnings growth. In fact, this combination of items actually reduced our profit growth in 2001.

But here's a point on which I think we can all agree. Cash flow is the best impartial measure. It cuts through all these issues, which is why we and other well-run companies put so much focus on it.

Go back eight years at IBM. Our cash flow was running dry. Since then, we've built it up substantially, first by strengthening our balance sheet, and then by improving our net income and our operational cash management. In each of the last two years, we've generated about $7 and a half billion in Free Cash Flow.

Our focus on cash flow keeps us focused on good operational management. We are not distracted by some people who have criticized our earnings by selectively picking one or two items, such as pension gains or tax rates, from our overall results. As we've said before, cash flow is the great equalizer.

Click on the Next button for chart 18.

Now let's focus on revenue.

This chart shows the impact on revenue of various actions we've taken in recent years to position ourselves for leadership in the post-PC era, the networked world of e-business.

As you can see, our revenue stream has been reduced by $3.6 billion by exiting businesses that did not match our strategic direction, including such areas as DRAM memory chips, the IBM Global Network and our network hardware business.

      Exiting was bad for revenue, but was good for shareholders.

We've also been consistently reducing our exposure to the PC marketplace, including exiting the consumer retail channel.

      Again, bad for revenues, good for shareholders.

In addition, revenues from server and storage products have declined slightly, due to the incredible price/performance improvements that we've delivered year after year.

      For example, since 1997, the price per MIP in our high-end server products has actually declined by 75%, and the price per terabyte of our storage has declined 90%.

      Delivering industry-leading performance at ever lower prices has been key to our being number one in servers, and to protecting the annuity revenue that we derive from our large, growing install base.

      The profits and cash generated by these businesses have also been key to funding new growth areas.

And we have been making significant investments in strategically important areas of our industry, including services, software and microelectronics.

      Since 1997, we have grown our services business by $11 billion, and as you know, we are by far the the world's largest IT services company.

      We've grown our software business by $2 billion, with major gains in the middleware products that drive e-business.

      And, we've grown our custom chip business by $2 billion, and we're the world's number one custom chip vendor.

      All of these actions are obviously good for revenues and good for shareholders. And, these steps have helped position IBM for leadership in the rapidly evolving e-business world.

It's clear from this chart that our primary focus has not been on chasing profitless revenues.

And as you'll see in the next chart, the actions we've taken to transform IBM also have had a dramatic impact on our profitability compared with our top competitors.

Turn to chart 19.

This chart shows IBM's net income compared with the net income of seven of our largest key competitors in services, database software, UNIX servers, PC servers, and storage products.

      Five years ago, these seven leading competitors made about $9 billion combined, while IBM made about $6 billion, giving us a 40% share of the net profits.

      However, last year we generated more profit than all seven of these competitors combined. This is certainly an endorsement of our business model.

Some people have said that IBM did not fully participate in the IT boom of recent years.

      In fact, we did not chase the dot-com bubble.

      Instead, we positioned ourselves for leadership in the profitable segments of the industry.

So let me just summarize these last few charts:

      o our EPS growth has increasingly come from operations, supported by cash flow;
      o we have significantly transformed IBM to focus on the strategic growth segments of our industry;
      o and we are continuing to move to the profitable segments in this industry.

Now if you'll click on the Next button, I'll wrap up.

Many of the earlier estimates for IBM and other technology companies called for a relatively rapid turnaround in the second half of this year. A number of broad economic indicators also are signaling some signs of improvement.

However, the IT industry is always hit hard during economic downturns, and capacity utilization in our industry remains low.

In this volatile marketplace, it i s extremely difficult to make predictions, and our crystal ball obviously has been no better than anyone else's in the industry.

However, we believe that recent changes to 2002 revenue and EPS estimates for IBM better reflect the current realities of the marketplace. Based on where we stand today, we should be able to make these estimates.

      We expect to hold or gain share in key segments of our industry as we move through the rest of the year and beyond.

      We're also committed to continue to reduce our cost and expense structure.

      And finally, we have the strength of our business model.

            We've just come through probably the toughest two or three quarters for the technology sector in a decade.

            Before IBM's transition, we might have lost billions in such an environment. But even in our seasonally smallest quarter, in a period of weak demand, particularly in our OEM business, we still made $1.7 billion.

IBM remains very profitable, very well positioned for the future, and continues to be the world's e-business leader.

Now Hervey and I will take your questions.

================================================================================

IBM 1Q 2002
EARNINGS PRESENTATION

APRIL 2002

================================================================================

CERTAIN COMMENTS MADE IN THIS PRESENTATION MAY BE CHARACTERIZED AS FORWARD LOOKING UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

THOSE STATEMENTS INVOLVE A NUMBER OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY.

ADDITIONAL INFORMATION CONCERNING THESE FACTORS IS CONTAINED IN THE COMPANY'S FILING WITH THE SEC. COPIES ARE AVAILABLE FROM THE SEC, FROM THE IBM WEB SITE, OR FROM IBM INVESTOR RELATIONS.

                                      IBM

                         IBM 1Q 2002 GEOGRAPHIC REVENUE
                         ==============================


                                    B/(W)     YR/YR
($B)                                ---------------         % OF
                       1Q02          RPTD      @CC          REV
                       ----          ----      ---          ----
                       ============================       =======
AMERICAS                8.1          (9%)      (8%)         44%

EUROPE/ME/A             5.1          (8%)      (4%)         28%

ASIA PACIFIC            3.9          (9%)      (3%)         21%

OEM                     1.3         (37%)     (37%)          7%
                       ============================       =======

                       ============================       =======
IBM                    18.6*        (12%)      (9%)        100%
                       ============================       =======

                               IBM 1Q 2002 REVENUE
                               ===================

                                              B/(W)     YR/YR
($B)                                          ---------------         % OF
                                 1Q02          RPTD      @CC          REV
                                 ----          ----      ---          ----
                                 =============================     ========
GLOBAL SERVICES                   8.2           (3%)      1%          44%

HARDWARE                          6.4          (25%)    (23%)         35%

SOFTWARE                          2.9           (1%)      3%          16%

GLOBAL FINANCING                  0.8           (6%)     (3%)          4%

ENTERPRISE INV./OTHER             0.2          (14%)    (10%)          1%
                                 =============================     ========

                                 =============================     ========
IBM                              18.6*         (12%)     (9%)        100%
                                 =============================     ========

* ROUNDING

                               IBM 1Q 2002 REVENUE
                               ===================

                     CUSTOMER DEFERRALS LATE IN THE QUARTER

                               [BAR CHART OMITTED]

IBM REVENUE PORTFOLIO                   CUMULATIVE ORDERS BY WEEK
                                        TYPICAL TRANSACTION-BASED PRODUCT

REVENUE


ANNUITY TRANSACTION                     WK 10 WK 11 WK 12 WK 13

                        IBM 1Q 2002 GROSS PROFIT MARGIN
                        ===============================

                                                                 B/(W)
                                              1Q02               YR/YR
                                              ----               -----
                                            ===============================
GLOBAL SERVICES                               26.0%             0.5 pts

HARDWARE                                      21.5%            (8.7 pts)

SOFTWARE                                      81.1%             0.9 pts

GLOBAL FINANCING                              56.6%             9.3 pts

ENTERPRISE INV./OTHER                         56.2%             6.7 pts
                                            ===============================

                                            ===============================
IBM                                           34.7%            (1.4 pts)
                                            ===============================

                               IBM 1Q 2001 EXPENSE SUMMARY
                               ===========================

                                                B/(W)       Yr/Yr
                                                -----------------
($B)                                 1Q02         $           %
                                     ----        ---         ---

                                    =================================
SG&A                                  4.1        .07          2%

RD&E                                  1.2        .08          6%

IP AND CUSTOM DEV. INCOME            (0.3)       .06

OTHER INCOME AND EXPENSE             (0.2)       .13

INTEREST EXPENSE                       --        .04
                                    =================================
TOTAL EXPENSE AND OTHER INCOME        4.7*        .4           7%

   E/R%                              25.6%                  (1.3 pts)
                                    =================================

* Rounding

                INTELLECTUAL PROPERTY (IP) & CUSTOM DEVELOPMENT
                     INCOME IS PART OF OUR ONGOING BUSINESS
                ===============================================

                     IP & CUSTOM DEVELOPMENT INCOME TRENDS

                              [BAR CHART OMITTED]

      o     WE SPEND $5.5B A YEAR ON R&D

            >     37,000 WORLDWIDE PATENTS
            >     MOST PATENTS GRANTED FOR 9 CONSECUTIVE YEARS

      o NOT ALL R&D RESULTS IN END-USER PRODUCTS, BUT WE STILL LOOK TO GENERATE A RETURN FOR SHAREHOLDERS

      o SEPARATE ORGANIZATION RESPONSIBLE FOR OPTIMIZING IP INCOME THROUGH OPPORTUNITY IDENTIFICATION AND MANAGEMENT

                                 IBM CASH FLOW
                                 =============

  ($B)                                           1Q01       FY01         1Q02
                                                 ----       ----         ----
  NET INCOME                                      1.7        7.7         1.2

  DEPRECIATION/AMORTIZATION                       1.2        4.8         1.2

  WORKING CAPITAL / OTHER                        (3.0)       0.4        (2.0)

--------------------------------------------------------------------------------
  TOTAL OPERATING SOURCES                          --       12.9         0.3
--------------------------------------------------------------------------------

  CAPITAL EXPENDITURES, NET                      (1.4)      (5.1)       (1.3)

  OTHER OPERATING USES                           (0.1)      (0.4)         --

--------------------------------------------------------------------------------
  TOTAL OPERATING USES                           (1.5)      (5.5)       (1.3)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  FREE CASH FLOW                                 (1.6)       7.4        (1.0)
--------------------------------------------------------------------------------

  DIVIDENDS                                      (0.2)      (1.0)       (0.2)

  ACQUISITIONS                                     --       (0.9)       (0.1)

  SHARE REPURCHASE                               (1.3)      (5.3)       (1.8)

  OTHER                                           0.5        1.1         0.3

  GLOBAL FINANCING ASSETS*                        1.8        1.8         2.3

  TOTAL DEBT                                      0.9       (0.5)       (2.0)

--------------------------------------------------------------------------------
  NET CASH FLOW                                   0.1        2.7        (2.4)
--------------------------------------------------------------------------------

* EXCLUDES FIXED ASSETS

                               IBM BALANCE SHEET
                               =================

                                                  MAR          DEC          MAR
  ($B)                                           2001         2001         2002
                                                 ----         ----         ----
--------------------------------------------------------------------------------
  CASH                                            3.9          6.4          4.0
--------------------------------------------------------------------------------

  CORE ASSETS*                                   44.9         46.0         46.1

  GLOBAL FIN.  ASSETS*                           36.1         35.9         33.0
                                                 ----         ----         ----

  TOTAL ASSETS                                   84.8         88.3         83.1

  OTHER LIABILITIES                              34.5         37.5         35.1

--------------------------------------------------------------------------------
  CORE DEBT                                       1.8          1.6          0.5
  GLOBAL FIN. DEBT                               27.1         25.5         24.4
                                                 ----         ----         ----
--------------------------------------------------------------------------------

  TOTAL DEBT                                     28.8         27.2         24.9
                                                 ----         ----         ----
  TOTAL LIABILITIES                              63.3         64.7         60.0

  EQUITY                                         21.5         23.6         23.1

--------------------------------------------------------------------------------
  CORE DEBT/CAP                                     9%           7%           3%
  GLOBAL FIN. LEVERAGE                            6.8          6.8          6.6
--------------------------------------------------------------------------------

*EXCLUDING CASH

                                GLOBAL SERVICES
                                ===============

                             REVENUE $8.2B, +1% @CC

      ---------------                                     -----------------
      SERVICES    +1%                                     SIGNINGS    $ 15B
      MAINTENANCE +3%                                     BACKLOG     $108B
      ---------------                                     -----------------

o     STRONGEST 1Q SIGNINGS EVER - UP 50% YR/YR

      >     10 DEALS OF OVER $100M
      >     OF WHICH 2 DEALS GREATER THAN $1B
      >     PIPELINE REMAINS STRONG

o     IMPROVED YR/YR PROFIT MARGIN

o     SERVICES SIGNINGS GROWTH PRECEDES REVENUE GROWTH

                              [LINE GRAPH OMITTED]
                              eSERVERS AND STORAGE
                              ====================

                          REVENUE $2.5B, -19% YR/YR @CC


o     MARKETPLACE DYNAMICS

      >     ELONGATED SELL CYCLE
      >     COMPETITIVE PRICING

o     zSERIES: REVENUE DOWN 20% @CC

      >     MIPS DOWN 4%
      >     CUSTOMERS SQUEEZING HIGH-END SERVER CAPACITY

o     pSERIES: REVENUE DOWN 24% @CC

      >     MIDRANGE REGATTA AVAILABLE

o     iSERIES: REVENUE DOWN 35% @CC

      >     NEW HIGH-END POWER4

o     XSERIES: REVENUE DOWN 3% @CC

      >     GAINING MOMENTUM WITH NEW HIGH-END SERVERS
      >     LINTEL ENCROACHING ON LOW-END UNIX

o     STORAGE: REVENUE DOWN 17% @CC

      >     DISK STORAGE DOWN 12%, GAINING SHARE
      >     NETWORKING STRENGTH

                         PERSONAL AND PRINTING SYSTEMS
                         =============================

                             REVENUE $2.5B, -19% @CC


o SEGMENT PROFITABLE

      >     BENEFIT FROM SANMINA-SCI

o     IMPROVED PC OPERATIONAL EFFICIENCY

      >     INVENTORY DOWN APPROXIMATELY 40% YR/YR
      >     EXPENSES DOWN >20% YR/YR
      >     CHANNEL INVENTORY DOWN OVER $250M YR/YR

o     CONTINUING PRODUCT INNOVATION

      >     SECURITY AND WIRELESS INNOVATIONS

                                   TECHNOLOGY
                                   ==========

                            Revenue $1.3B, -37% @CC

o     OEM MICROELECTRONICS

      >     DOWN 42% YR/YR
      >     CUSTOMER INVENTORY AT APPROPRIATE LEVELS
      >     INDUSTRY SHIFTING TO OUR STRENGTH

o     OEM STORAGE

      >     REVENUE DOWN 29% YR/YR
      >     NEW DRIVES IN VOLUME SHIPMENT

            -     OVER 70% OF 1Q REVENUE FROM NEW DRIVES

                                    SOFTWARE
                                    ========

                             REVENUE $2.9B, +3% @CC

                              1Q02 REVENUE DYNAMICS

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

OPERATING                              MIDDLEWARE
SYSTEMS       -7% YR/YR                UNIX/NT    +13% YR/YR
MIDDLEWARE    +6% YR/YR                HOST        +3% YR/YR

o     CUSTOMERS DELAYED PURCHASE DECISIONS

o     EXPECTED SHARE GAINS

      >     WEBSPHERE
      >     DB2

o     TIVOLI TURNAROUND CONTINUED

o     CONTINUED EXECUTION OF ISV ALLIANCE STRATEGY

      >     8 NEW ALLIANCES SIGNED
      >     82 IN TOTAL TECHNOLOGY

                          IBM'S HISTORICAL PERFORMANCE
                          ============================

o     EPS GROWTH DRIVERS

o     RE-MIX OF IBM PORTFOLIO

o     IBM VS. INDUSTRY PROFITS

                          OUR GROWTH HAS COME FROM THE
                             MOST PROFITABLE AREAS
                          ============================

                        IBM'S REVENUE GROWTH 1997 - 2001

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

                                    SERVER/
       $78.5B   Exit       PCS       OTHER      SERVICES     SOFTWARE   SEMIS    $85.8B
               ($3.6B)   ($2.8B)    ($0.6B)      $10.8B        $1.7B    $1.8B
        1997                                                                       2001

% SVCS
& SW     46% ------------------------------------------------------------------->  56%

                       OUR SHARE OF PROFITS HAS INCREASED
                       ==================================

                    NET INCOME: IBM VERSUS 7 KEY COMPETITORS

                              [BAR GRAPH OMITTED]

                                      IBM

                              IBM 1Q 2002 RESULTS
                              ===================

                                                       B/W
($B)                                      1Q02         YR/YR
                                          ----         -----
                                       ==========================
REVENUE - AS REPORTED                     18.6         (12%)
          @CC                                           (9%)
                                       ==========================

    GP%                                  34.7%        (1.4 pts)

    E/R                                  25.6%        (1.3 pts)

PRE-TAX INCOME                            1.7          (32%)

    PRE-TAX INCOME MARGIN                 9.1%        (2.7 pts)
                                       ==========================

    TAX RATE%                            29.5%         0.2 pts

NET INCOME                                1.2          (32%)

    NET INCOME MARGIN                     6.4%        (1.9 pts)
                                       ==========================

                                       ==========================
AVERAGE SHARES - DILUTED (M)            1753.0         1.6%
EPS - DILUTED                            $0.68         (31%)
                                       ==========================

                        CURRENCY: YEAR-TO-YEAR COMPARISON
                        =================================

                           QUARTERLY AVERAGES PER US$

                                                                  @4/16 SPOT
                                              4/16        -------------------------
                                1Q02          SPOT       2Q02        3Q02          4Q02
                                ----          ----       ----        ----          ----
EURO                            1.14          1.14

  YR/YR                                 -5%                1%        -1%            -2%

POUND                           0.70          0.70

  YR/YR                                 -2%                1%         0%            -0%

YEN                              132          131

  YR/YR                                -12%               -7%        -8%            -6%
                                ----------------------------------------------------------

NEGATIVE IBM REV. IMPACT               3 pts            1-2 pts    2-3 pts        2-3 pts

NEGATIVE YR/YR GROWTH SIGNIFIES A TRANSLATION HURT

                            IBM 2001 EXPENSE SUMMARY
                            ========================

($B)
                                         1Q01       2Q01       3Q01       4Q01
                                         ----       ----       ----       ----
                                         ====       ====       ====       ====
SG&A                                      4.1        4.2        4.1        4.8

RD&E                                      1.3        1.4        1.3        1.3

IP AND CUSTOM DEV. INCOME                (0.3)      (0.4)      (0.4)      (0.5)

OTHER INCOME AND EXPENSE                 (0.1)      (0.1)        --       (0.2)

INTEREST EXPENSE                          0.1        0.1        0.1        0.1
                                         ====       ====       ====       ====

                                         ====       ====       ====       ====
TOTAL EXPENSE AND OTHER INCOME            5.1        5.1*       5.1        5.4*

   E/R%                                  24.3%      23.8%      25.1%      23.9%
                                         ====       ====       ====       ====

* ROUNDING